Exhibit 5.1

                             Nixon Peabody LLP
                             Attorneys at Law
                    Clinton Square Post Office Box 1051
                      Rochester, New York 14603-1051
                              (716) 263-1000
                            Fax: (716) 263-1600

                         August 31, 2000

Home Properties of New York, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

     We have acted as counsel to Home Properties of New York, Inc.(the "Company") in connection with the Registration Statement on Form S-3, filed today, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 1,868,341 shares, subject to adjustment, of common stock, par value $0.01 per share (the "Common Stock"), which may be issued from time to time to the "Selling Shareholders" named in the prospectus ("Prospectus") forming a portion of the Registration Statement. This opinion is being provided to you in connection with the filing of the Registration Statement.

     We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers o other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as amended to the date hereof (the "Articles of Incorporation"), (ii) the Amended and Restated By-Laws of the Company, as amended to the date hereof (the "By-Laws"), (iii) certified copies of certain resolutions duly adopted by the Board of Directors of the Company, and (iv) the Second Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement") of Home Properties of New York, L.P. (the "Operating Partnership").

     As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purposed of the opinions expressed herein. The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Maryland.

     Based upon and subject to the conditions and limitations set forth herein, we are of the opinion that:

     When the Registration Statement has become effective under the Act and the shares of Common Stock have been issued in exchange for Units as described in the Partnership Agreement, and the certificates representing such shares of Common Stock are authenticated and delivered, such shares of Common Stock issued will be duly authorized, validly issued, fully paid and non-assessable by the Company.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                         Very truly yours,

                         /s/ Nixon Peabody LLP